Exhibit 16.1

October 16, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Form 8-K dated October 16, 2015 of Iron Sands Corp. and are in agreement with the statements contained in paragraph (a) therein as it regards our firm.  We have no basis to agree or disagree with other statements of the registrant contained in Item 4.01.

Yours truly,

/s/ Raich Ende Malter & Co. LLP

Raich Ende Malter & Co. LLP